UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report

December 12, 2005

(Date of earliest event reported)

THE NATIONAL SECURITY GROUP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	0-18649	63-1020300
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

661 East Davis Street
Elba, Alabama 36323		36323
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:	(334) 897-2273

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01	Other Events.

On December 12, 2005, the United States District court for the Middle District of Alabama (the “Court”) entered an order preliminarily approving a proposed settlement of a case pending against a subsidiary of The National Security Group, Inc. (the “Company”) styled Mary W. Williams, et al v. National Security Insurance Company (“Williams Litigation”) and preliminarily certifying such case as a class action. The Williams Litigation relates primarily to claims that a subsidiary of the Company sold industrial burial insurance policies to racial minorities on which it charged higher premiums or provided inferior benefits than premiums charged to or policy benefits provided to similarly situated non-minority policyholders. The Company’s subsidiary has not sold industrial burial insurance for more than 20 years.

The proposed settlement provides for the Company’s subsidiary to, among other matters, provide additional policyholder benefits, including premiums adjustments and benefits enhancements on existing policies and additional benefits on matured policies and pay attorneys fees. The Company has previously established litigation reserves with respect to this matter and has taken a policy reserve charge with respect to adjustments to the subject policies that were voluntarily made in 2000. The costs associated with prospective enhancements will be based on actuarial analysis not yet completed and, accordingly, no provision has yet been made for them. However, based on preliminary discussions with the Company’s independent consulting actuary and the Alabama Department of Insurance, it is believed that the necessary reserve adjustments in the subsidiary will not have a material negative impact on the Company’s consolidated financial position.

The class, as preliminarily certified, would not permit any class members to opt out of the settlement and preliminarily enjoins all similar litigation against the Company’s subsidiary. In the settlement, the Company’s subsidiary denied all claims and allegations made in the lawsuit.

The proposed settlement is subject to final approval by the Court following a fairness hearing which is presently scheduled to be held on May 11, 2006.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

The National Security Group, Inc.

Dated: December 15, 2005	By: /s/ Brian R. McLeod
Brian R. McLeod Chief Financial Officer

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